EXHIBIT 99.1

Contact:
Jay Schecter
212-346-7960
jschecter@crsco.com

CORPORATE RESOURCE SERVICES, INC.
ANNOUNCES AN INCREASE IN ITS AVAILABLE FINANCING

NEW YORK, New York (April 23, 2012) – Corporate Resource Services, Inc. (OTCBB: CRRS), a national provider of temporary and permanent staffing services (the “Company”) announced today that, effective April 19, 2012 (the “Effective Date”), it increased its maximum aggregate funding capability from $50 million to $67.5 million.  Account purchase agreements between Wells Fargo Bank, N.A. (“Wells Fargo”) and several of the Company’s wholly-owned operating subsidiaries were amended and a new participating lender joined with Wells Fargo to make an additional $17.5 million available to the Company.  As of the Effective Date, the Company had annualized revenues (unaudited) of approximately $600 million.

“This increase in our funding limit allows CRS to take advantage of opportunities in the marketplace for both organic and external growth,” said Jay H. Schecter, Chief Executive Officer of the Company.

About Corporate Resource Services

Corporate Resource Services, Inc. is a national provider of diversified staffing, recruiting and consulting services, including temporary staffing services, with a focus on light industrial services, the insurance industry and clerical and administrative support.  The Company provides its services across a variety of industries and to a diverse range of clients, ranging from sole proprietorships to Fortune 1000 companies.  The Company conducts all of its business in the United States through the operation of over 125 staffing and recruiting offices.

Safe Harbor Disclaimer: This press release may contain "forward-looking statements."  These statements reflect our current views with respect to future events and may include statements concerning plans, objectives, goals, strategies, future events or performance that are not statements of historical fact.  Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could" "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology.  These statements, and all phases of our operations, are subject to known and unknown risks, uncertainties and other factors, including, but not limited to, the following:

•	our ability, to satisfy our working capital requirements;
•	our ability to identify suitable acquisition candidates or investment opportunities;
•	our ability to integrate any acquisitions made and fully realize the anticipated benefits of these acquisitions;
•	successor liabilities that we may be subject to as a result of acquisitions;
•	material employment related claims and costs as a result of the nature of our business;
•	our ability to retain key management personnel;
•	the financial difficulty of our clients, which may result in nonpayment of amounts owed to us;
•	significant economic downturns resulting in reduced demand for our services;
•	our ability to attract and retain qualified temporary personnel, who possess the skills and experience necessary to satisfy our clients; and
•	other risk factors as identified in our annual report on Form 10-K for the fiscal year ended September 30, 2011, and our other reports filed with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements.  Our actual results, levels of activity, performance or achievements and those of our industry may be materially different from any future results, levels of activity, performance or achievements expressed or implied by forward-looking statements.  Except as required by law, we undertake no obligation to update forward-looking statements.

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